Exhibit 99.1

Sonoma Pharmaceuticals Announces 1-for-20 Reverse Split of Outstanding Common Stock

August 28, 2024 / BOULDER, CO / Sonoma Pharmaceuticals, Inc. (Nasdaq:SNOA), a global healthcare leader developing and producing patented Microcyn® technology based stabilized hypochlorous acid (HOCl) products for a wide range of applications, including wound care, eye, oral and nasal care, dermatological conditions, podiatry, and animal health care, today announced the timing for a 1-for-20 reverse split of its outstanding common stock which will be effected on August 29, 2024 at 5:00 pm EDT. Sonoma common stock will begin trading on The Nasdaq Capital Market on a 1-for-20 adjusted basis when the market opens on August 30, 2024. The reverse stock split was previously approved by the Company’s stockholders at the Company’s Annual Meeting held on August 14 and August 23, 2024. The Company’s Board of Directors approved the implementation of a reverse stock split and determined the reverse stock split ratio on August 23, 2024.

Amy Trombly, Sonoma’s Chief Executive Officer said, “This reverse stock split is necessary to maintain our listing on the Nasdaq Capital Market. We believe that maintaining our listing on Nasdaq strengthens the confidence of our business partners and suppliers, the interest of investors, and the availability of business development opportunities.”

At the effective time of the reverse stock split, every twenty shares of Sonoma’s issued and outstanding common stock will be automatically converted into one newly issued and outstanding share of common stock, without any change in the par value per share.  No fractional shares will be issued. Instead of receiving a fractional share, investors will receive cash in lieu at the closing price of the common stock on August 29, 2024.

Sonoma’s common stock outstanding will change from approximately 20 million to approximately one million. Proportional adjustments will be made to Sonoma’s stock options and equity-compensation plans.  The reverse stock split will have no effect on the Company’s authorized shares of common stock, which will be increased from 24,000,000 to 50,000,000 effective August 29, 2024 at 5:00 pm EDT, as also approved by the Company’s stockholders and Board of Directors.

The Company’s common stock will continue to trade on The Nasdaq Capital Market under the symbol “SNOA.” A new CUSIP number will be issued to Sonoma’s common stock after the reverse stock split becomes effective.

The reverse stock split is intended to increase the per share trading price of the Company’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market. In order to maintain the Company’s listing on Nasdaq, the Company’s common stock must have a closing bid price of $1.00 or more for a minimum of 10 consecutive trading days prior to September 16, 2024. There can be no assurance that the reverse stock split will have the desired effect of raising the closing bid price of the Company’s common stock to meet such requirement.

Once the reverse stock split becomes effective, stockholders holding shares through a brokerage account or in book-entry form will have their shares automatically adjusted to reflect the 1:20 reverse stock split.  Existing stockholders holding common stock certificates will receive a Letter of Transmittal from the Company’s transfer agent, Computershare, Inc. with specific instructions regarding the exchange of shares.

About Sonoma Pharmaceuticals, Inc.

Sonoma Pharmaceuticals is a global healthcare leader for developing and producing stabilized hypochlorous acid (HOCl) products for a wide range of applications, including wound, eye, oral and nasal care, dermatological conditions, podiatry, animal health care and non-toxic disinfectants. Sonoma’s products are clinically proven to reduce itch, pain, scarring, and irritation safely and without damaging healthy tissue. In-vitro and clinical studies of HOCl show it to safely manage skin abrasions, lacerations, minor irritations, cuts, and intact skin. Sonoma’s products are sold either directly or via partners in 55 countries worldwide and the company actively seeks new distribution partners. The company's principal office is in Boulder, Colorado, with manufacturing operations in Guadalajara, Mexico. European marketing and sales are headquartered in Roermond, Netherlands. More information can be found at www.sonomapharma.com. For partnership opportunities, please contact busdev@sonomapharma.com.

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Forward-Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements about the commercial and technology progress and future financial performance of Sonoma Pharmaceuticals, Inc. and its subsidiaries (the "company"). These forward-looking statements are identified by the use of words such as "continue," "develop," "anticipate," "expect" and "expand," among others. Forward-looking statements in this press release are subject to certain risks and uncertainties inherent in the company's business that could cause actual results to vary, including such risks that regulatory clinical and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the company's patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the company's products will not be as large as expected, the company's products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to meet the company's cash needs, fund further development, as well as uncertainties relative to the COVID-19 pandemic and economic development, varying product formulations and a multitude of diverse regulatory and marketing requirements in different countries and municipalities, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission. The company disclaims any obligation to update these forward-looking statements, except as required by law.

Sonoma Pharmaceuticals™ and Microcyn® are trademarks or registered trademarks of Sonoma Pharmaceuticals, Inc. All other trademarks and service marks are the property of their respective owners.

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